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[PRO FAC LOGO]                                                      Exhibit 99.1

                                                                    Contacts:
                                                                    Kevin Murphy
                                                                    585-218-4210

                PRO-FAC REPORTS FIRST FISCAL QUARTER 2005 RESULTS

Rochester, N.Y., February 8, 2005...Pro-Fac Cooperative, Inc. ("Pro-Fac" or the "Cooperative") (Nasdaq: PFACP), an agricultural cooperative, filed its Report on Form 10-Q for the fiscal quarter ended December 25, 2004 today with the Securities and Exchange Commission. The Form 10-Q, among other things, includes Pro-Fac's financial results for the second quarter of fiscal 2005.

For the fiscal quarter ended December 25, 2004, Pro-Fac reported net income of $5.2 million. This consisted primarily of income recognized using the equity method for Pro-Fac's investment in Birds Eye Holdings LLC and termination payments received under the terms of a termination agreement between Pro-Fac and Birds Eye Foods, net of normal operating expenses.

Additionally, the Cooperative's board of directors has declared an annual dividend of $1.00 per share, payable on April 1, 2005 to shareholders of record of its Class B cumulative preferred stock on March 15, 2005, and also determined that the Cooperative will redeem on April 1, 2005 all issued and outstanding shares of Class B cumulative preferred stock, in accordance with the terms of such securities, held of record by shareholders on March 15, 2005 at a redemption price of $10 per share.

ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus, potatoes, turnip roots, and leafy greens) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac's Class A Cumulative preferred stock is listed on the Nasdaq National Market system under the stock symbol, "PFACP." More information about Pro-Fac can be found on its web site at http://profaccoop.com/.